Appleton Reports First Quarter 2013 Results

APPLETON, Wis., May 6, 2013 /PRNewswire/ --

  Adjusted operating income up $7.7 million or over 60%
  Net sales of $210.8 million down 4% compared to first quarter 2012; up more than 1% adjusting for discontinued sales to non-strategic international markets
  Net sales of thermal papers up nearly 14%; shipments up nearly 15%
  Net sales of Encapsys® down nearly 2%; shipments down 1%
  Net sales of carbonless papers down 21%; down 12% adjusting for discontinued sales to non-strategic international markets; shipments down 28%

Appleton's first quarter 2013 net sales of $210.8 million decreased 4.0% compared to first quarter 2012 net sales of $219.6 million. Adjusting for the Company's decision to discontinue the sale of carbonless papers into certain non-strategic international markets, first quarter net sales were up 1.5%. The thermal papers segment experienced its fifth consecutive quarter of sales growth. First quarter 2013 sales of thermal papers were 13.9% higher than the previous year quarter and 5.4% higher than fourth quarter 2012.

Appleton reported first quarter 2013 operating income of $17.9 million compared to an operating loss of $50.0 million during first quarter 2012. First quarter 2013 results include savings from the strategic supply agreement with Domtar while prior year results included restructuring expense and other related costs of $61.3 million related to ceasing papermaking operations at its West Carrollton, Ohio facility. In addition, current quarter selling, general and administrative expenses ("SG&A") were $3.7 million lower than first quarter 2012 due to lower distribution costs, compensation and employee benefits expense, bad debts expense and commissions expense. First quarter 2012 spending also included $0.4 million of costs associated with the discontinued business combination transaction.

The following schedule presents adjusted operating income for the three-month periods ended March 31, 2013 and April, 1 2012.

	For the Three	For the Three
	Months Ended	Months Ended
	March 31, 2013	April 1, 2012
	(dollars in millions)
Operating income (loss)	$ 17.9	$ (50.0)

Add:
Restructuring	--	25.4
Accelerated depreciation of decommissioned assets	--	25.4
Papermaking cessation costs, Domtar transition	2.0	11.4
Thermal capacity start-up costs	0.4	--
Discontinued business combination transaction costs	--	0.4
Adjusted operating income	$ 20.3	$ 12.6

Appleton delivers improved earnings

Mark Richards, Appleton's chairman, president and chief executive officer, said the Company's first quarter performance met expectations and enabled the company to deliver improved earnings.

Adjusted operating income was $20.3 million, an increase of $7.7 million or 61% compared to the same period in 2012. The Company reported adjusted EBITDA of $27.8 million, which was $4.8 million or 21% higher than first quarter 2012. Those earnings exclude the transition costs associated with the Domtar base paper supply agreement announced in February 2012.

"Continued strong growth from our thermal papers segment and improved product mix and pricing were the key contributors to earnings improvements," said Richards. Thermal paper sales grew nearly 14% and volume increased almost 15% compared to first quarter 2012. Improvements to price and product mix across the Company's entire product line contributed approximately $6 million to the quarter's adjusted EBITDA.

Encapsys EBITDA, which was up nearly 24% despite a slight decline in sales and volume, also contributed to the Company's improved earnings. Richards noted that the Encapsys division performed well and maintained strong cost controls.

Carbonless sales declined 21% compared to first quarter 2012 and carbonless volume dropped 28% largely due to lower shipments of carbonless rolls. The Company's second quarter 2012 decision to discontinue selling carbonless paper into certain non-strategic international markets accounted for more than half of the sales volume decline on a comparative basis. However, adjusted EBITDA for the carbonless segment rose 20% compared to first quarter 2012 reflecting improved pricing and product mix.

First Quarter Business Unit Results (dollars in thousands):

	Net Sales for the		Operating Income (Loss) for the
	Three Months Ended		Three Months Ended
	March 31, 2013	April 1, 2012	March 31, 2013	April 1, 2012

Carbonless Papers	$ 89,740	$ 113,547	$ 10,794	$ (27,255)
Thermal Papers	112,566	98,833	6,426	(21,782)
Encapsys	13,118	13,329	3,436	2,142
Other (Unallocated)	--	--	(2,064)	(2,145)
Intersegment (a)	(4,590)	(6,079)	(710)	(941)
	$ 210,834	$ 219,630	$ 17,882	$ (49,981)

(a)	Represents the portion of the Encapsys segment relating to microencapsulated products provided internally for the production of carbonless papers.

Carbonless Papers

First quarter 2013 carbonless net sales of $89.7 million were down 21.0%, compared to first quarter 2012, on lower shipment volumes of approximately 28%. Excluding the impact of the Company's decision to discontinue the sale of carbonless papers into certain non-strategic international markets, first quarter 2013 carbonless shipment volumes were approximately 14% lower than in the same quarter 2012.

	For the Three	For the Three
	Months Ended	Months Ended
	March 31, 2013	April 1, 2012
	(dollars in millions)
Operating income (loss)	$ 10.8	$ (27.2)

Add:
Restructuring	--	14.0
Accelerated depreciation of decommissioned assets	--	14.0
Papermaking cessation costs, Domtar transition	0.1	6.1
Adjusted operating income	$ 10.9	$ 6.9

First quarter 2013 operating results were also positively impacted by favorable product mix and raw materials pricing as well as lower SG&A spending.

Thermal Papers
Current quarter thermal papers net sales increased 13.9%, compared to the prior year quarter, largely due to a nearly 15% increase in shipment volumes. Tag, label and entertainment ("TLE") product shipments increased nearly 9% over the prior year. Thermal receipt paper volume in the first quarter was more than 20% higher than the prior year and, for the third consecutive quarter, thermal receipt paper shipment volumes have increased compared to the previous quarter, reflecting improved economics in thermal receipt paper markets.

	For the Three	For the Three
	Months Ended	Months Ended
	March 31, 2013	April 1, 2012
	(dollars in millions)
Operating income (loss)	$ 6.4	$ (21.8)

Add:
Restructuring	--	11.4
Accelerated depreciation of decommissioned assets	--	11.4
Papermaking cessation costs, Domtar transition	1.9	5.3
Thermal capacity start-up costs	0.4	--
Adjusted operating income	$ 8.7	$ 6.3

First quarter 2013 operating results were also positively impacted by favorable raw materials pricing.

Encapsys
First quarter 2013 net sales of $13.1 million were 1.6% lower than first quarter 2012. Overall, first quarter 2013 volumes were approximately 1% lower than the prior year quarter. While the decline in carbonless papers sales resulted in lower Encapsys volumes used internally, shipment volumes to external markets were up over 18%.

First quarter operating income of $3.4 million was $1.3 million higher than last year's first quarter. Current quarter operating income was positively impacted by the increase in external shipment volumes as well as favorable manufacturing operations. The 2012 results included $0.3 million in fees to a leading specialty chemicals consulting group to advise on the strategic direction and growth potential of the Encapsys business.

Other (Unallocated)
Other (unallocated) includes unallocated corporate expenses. Unallocated corporate charges totaled $2.1 million for both first quarter 2013 and first quarter 2012, though the 2012 results included $0.4 million of costs associated with the discontinued business combination transaction.

Balance Sheet
At the end of first quarter 2013, the Company held cash balances of $1.8 million compared to cash balances of $1.9 million at year-end 2012, and $3.7 million of cash was provided by operations. Working capital increased by $2.4 million, primarily due to a decrease in accounts payable and other accrued liabilities of $1.1 million. During first quarter 2013, the Company contributed $5.0 million to the pension fund and invested $3.7 million in capital projects. Net debt was $516.6 million, up $2.9 million from year-end 2012. The Company had approximately $68 million of liquidity at the end of the current quarter.

Outlook

Appleton expects continued strong sales and operating income from its thermal papers segment due to increased demand across its entire thermal product folio. Since January 1, Appleton has announced plans to increase coating capacity for its thermal receipt paper products by approximately 35,000 tons to meet increased market demand for its thermal products and to prepare for a potential withdrawal by a competitor from the U.S. market.

In early April, the U.S. Commerce Department issued its final determination and imposed a duty of 75.36% on lightweight thermal paper sold a competitor.

Richards said he expects the carbonless segment to continue its drive for earnings improvement despite lower expected sales, based on improved product mix, increased average prices and aggressive cost management.

Second quarter sales and earnings for the Encapsys division could be negatively affected by stronger than expected first quarter results which pulled some sales and earnings forward from second quarter. Encapsys sales and earnings are expected to be essentially flat in 2013, compared to 2012, as the Company prepares for expected growth in 2014 and beyond due to new product launches and geographical expansion.

Implementation of the base paper supply agreement with Domtar, across all the Company's product lines, is more than 90% complete. The Company will work to complete that implementation during 2013 and to capture all of the $25 to $30 million in savings forecasted for the project.

Appleton expects to complete the process of changing its name to Appvion, Inc. with a formal announcement on May 13. The new name is a combination of the term "applied innovation" and reflects more than a century of success the Company has achieved in creating value for its customers through the use of coating formulations, coating applications and microencapsulation.

Earnings release conference call
Appleton will host a conference call to discuss its first quarter 2013 results on Tuesday, May 7, 2013, at 11:00 a.m. ET. The call will be broadcast through its Web site, www.appletonideas.com/investors. A replay will be available through May 20.

About Appleton
Appleton creates product solutions through its development and use of coating formulations, coating applications and Encapsys microencapsulation technology. The Company produces thermal, carbonless and security papers and Encapsys products. Appleton, headquartered in Appleton, Wisconsin, has manufacturing operations in Wisconsin, Ohio and Pennsylvania, employs approximately 1,700 people and is 100 percent employee-owned. For more information, visit www.appletonideas.com.

Notice regarding forward-looking statements
This news release contains forward-looking statements. The words "will," "may," "should," "believes," "anticipates," "intends," "estimates," "expects," "projects," "plans," "seeks" or similar expressions are intended to identify forward-looking statements. All statements in this news release, other than statements of historical fact, including statements which address Appleton's strategy, future operations, future financial position, estimated revenues, projected costs, prospects, plans and objectives of management and events or developments that Appleton expects or anticipates will occur, are forward-looking statements. All forward-looking statements speak only as of the date on which they are made. They rely on a number of assumptions concerning future events and are subject to a number of risks and uncertainties, many of which are outside the Company's control that could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the factors listed under "Item 1A - Risk Factors" in the Annual Report on Form 10-K. Many of these factors are beyond Appleton's ability to control or predict. Given these uncertainties, you should not place undue reliance on the forward-looking statements. Appleton disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Information
Appleton is providing Adjusted Operating Income information, which is defined as operating income (loss) of Appleton, determined in accordance with all applicable and effective U.S. generally accepted accounting principles (GAAP), before certain income and expenses and non-cash items for the applicable period, as a complement to GAAP results. Appleton is also providing Adjusted EBITDA information, which is defined as net (loss) income of Appleton determined in accordance with all applicable and effective U.S. GAAP, before interest income or expense, income taxes, depreciation, amortization, certain income and expenses and non-cash items for the applicable period, as a complement to GAAP results. Adjusted Operating Income and Adjusted EBITDA measures are commonly used by management and investors as a measure of leverage capacity, debt service ability and liquidity. Adjusted Operating Income and Adjusted EBITDA are not considered measures of financial performance under GAAP, and the items excluded from Adjusted Operating Income and Adjusted EBITDA are significant components in understanding and assessing Appleton's financial performance. Adjusted Operating Income and Adjusted EBITDA should not be considered in isolation or as alternatives to, or superior to, such GAAP measures as net income, cash flows provided by or used in operating, investing, or financing activities or other financial statement data presented in Appleton's consolidated financial statements as an indicator of financial performance or liquidity. Reconciliations of non-GAAP financial measures are provided in accompanying tables. Since Adjusted Operating Income and Adjusted EBITDA are not measures determined in accordance with GAAP and are susceptible to varying calculations, Adjusted Operating Income and Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

Table 1

Appleton Papers Inc.
Consolidated Statements of Operations
(dollars in thousands)
(unaudited)

	For the Three Months Ended	For the Three Months Ended
	March 31, 2013	April 1, 2012

Net sales	$ 210,834	$ 219,630
Cost of sales	162,596	210,175

Gross profit	48,238	9,455

Selling, general and administrative expenses	30,356	34,000
Restructuring	--	25,436

Operating income (loss)	17,882	(49,981)

Other expense (income)
Interest expense	14,961	15,007
Interest income		(12)
Foreign exchange loss (gain)	711	(267)
Other expense	-	112

Income (loss) before income taxes	2,210	(64,821)
Provision for income taxes	67	65

Net income (loss)	$ 2,143	$ (64,886)

Other Financial Data:

Normal depreciation and amortization	$ 7,496	$ 10,332
Accelerated depreciation associated with restructuring	--	25,380

Table 2

Appleton Papers Inc.
Consolidated Balance Sheets
(dollars in thousands) (unaudited)

	March 31, 2013	December 29, 2012

Cash and cash equivalents	$ 1,776	$ 1,851
Accounts receivable	92,801	92,680
Inventories	94,862	94,349
Other current assets	69,059	70,620
Total current assets	258,498	259,500

Property, plant and equipment, net	240,423	243,265

Other long-term assets	58,067	58,325

Total assets	$ 556,988	$ 561,090

Accounts payable	$ 66,921	$ 68,600
Other current liabilities	122,350	126,077
Total current liabilities	189,271	194,677

Long-term debt	514,386	511,624

Other long-term liabilities	203,198	207,686
Total equity	(349,867)	(352,897)

Total liabilities & equity	$ 556,988	$ 561,090

Table 3

Appleton Papers Inc.
Adjusted EBITDA
(dollars in thousands) (unaudited)

	For the Three	For the Three
	Months Ended	Months Ended
	March 31, 2013	April 1, 2012

Net income (loss)	$ 2,143	$ (64,886)

Add:
Interest expense, net	14,961	14,995
Provision for income taxes	67	65
Depreciation	6,925	35,141
Amortization	571	571
Foreign exchange loss (gain)	711	(267)
Other expense	0	112

EBITDA	25,378	(14,269)

Restructuring	--	35,969

Costs related to ceasing papermaking
operations at West Carrollton, Ohio and
transitioning to Domtar base paper supply
agreement	2,039	845

Thermal capacity start-up costs	343	--

Discontinued business combination transaction costs	--	405

Adjusted EBITDA	$ 27,760	$ 22,950

CONTACT: Bill Van Den Brandt, Senior Manager, Corporate Communications, 920-991-8613, bvandenbrandt@appletonideas.com